Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2017 Second Quarter Results
-- Company Suspends Fiscal 2017 Guidance --

VALENCIA, Calif., May 9, 2017 - Wesco Aircraft Holdings, Inc. (NYSE: WAIR), the world's leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2017 second quarter ended March 31, 2017.
Fiscal 2017 Second Quarter Highlights

•	Net sales of $364.6 million, down 3.2 percent

•	Constant-currency sales(1) of $374.0 million, down 0.7 percent

•	Net income of $17.4 million, or $0.18 per diluted share

•	Adjusted net income(1) of $21.1 million, or $0.21 per diluted share

•	Adjusted earnings before interest, taxes, depreciation and amortization(1) (EBITDA) of $39.0 million, or 10.7 percent of net sales
Todd Renehan, chief executive officer, commented, “Our performance in the first half of fiscal 2017 clearly has fallen short of expectations. We continue to win new business and renew long-term contracts, but these sales have not yet fully ramped to a level that offsets the decline in ad-hoc revenue and the increased costs needed to support these new contracts. At the same time, gross margins continue to be adversely impacted by a lower contribution from ad-hoc sales and a higher proportion of chemical sales, while expenses continue to run at higher levels than a year ago.
“Wesco’s long-term value proposition remains strong, but we believe the company has lost some of its ‘customer-first’ focus. This has muted the pace of our new business wins and contributed to declines in ad-hoc sales. Going forward, we will renew our commitment to superior customer service and operational execution to deliver better performance. Alex Murray and I are working with the executive leadership team to make Wesco more nimble and bring us closer to our customers. We also are strengthening our financial planning and analysis function and process so that we can deliver more predictable results and set appropriate expectations. Until we complete this process, it is appropriate that we suspend our public financial guidance. We will review this decision at a later date and decide on the appropriate form of forward-looking information to provide.”
Fiscal 2017 Second Quarter Results
Net sales in the fiscal 2017 second quarter were $364.6 million, compared with $376.7 million in the prior-year second quarter. Constant-currency sales(1) decreased 0.7 percent year-over-year in the second quarter of fiscal 2017.
Net sales in the prior-year second quarter included a $9.8 million one-time sale related to a previously disclosed large commercial contract that had ended in fiscal 2015, with no related sales in fiscal 2017; constant-currency sales excluding this contract(1) rose 1.9 percent year-over-year, primarily due to approximately $16.0 million in new contract business, partially offset by a decline in ad-hoc sales.
Gross profit was $94.8 million in the second quarter of fiscal 2017, compared with $102.3 million in the fiscal 2016 second quarter. Gross margin was 26.0 percent in the fiscal 2017 second quarter, compared with 27.2 percent in the same period last year. The decrease in margin primarily reflects a greater proportion of chemical revenue and a decline in ad-hoc sales and margins.
Selling, general and administrative (SG&A) expenses totaled $62.6 million in the fiscal 2017 second quarter, compared with $61.0 million in the same period last year. The SG&A increase was primarily due to higher people-related and systems costs, which included approximately $2.0 million to support new business, partially offset by lower professional fees and bad debt expense. SG&A expenses as a percentage of net sales were 17.2 percent in the fiscal 2017 second quarter, compared with 16.2 percent in the same period last year.
Income from operations totaled $32.2 million, or 8.8 percent of net sales, in the fiscal 2017 second quarter. This compares with $41.4 million, or 11.0 percent of net sales, in the same period last year. The decline in operating margin was primarily due to the factors described above.
The company's effective tax rate was 24.5 percent in the second quarter of fiscal 2017, compared with 28.1 percent in the year-ago quarter, primarily due to discrete tax items.

Net income was $17.4 million, or $0.18 per diluted share, in the fiscal 2017 second quarter, compared with $23.5 million, or $0.24 per diluted share, in the same period last year. Adjusted net income(1) was $21.1 million, or $0.21 per diluted share, compared with $28.0 million, or $0.29 per diluted share, in the same period last year.
Adjusted EBITDA(1) in the fiscal 2017 second quarter was $39.0 million, compared with $50.8 million in the same period last year. Adjusted EBITDA margin(1) was 10.7 percent, compared with 13.5 percent in the same period last year.
Fiscal 2017 Year-to-Date Results
Net sales for the six months ended March 31, 2017 were $704.0 million, compared with $736.6 million in the same period last year. Constant-currency sales(1) in the fiscal 2017 year-to-date period declined 1.3 percent year-over-year. Constant-currency sales excluding the large commercial contract(1) discussed above were consistent with the year-to-date period last year.
Income from operations was $58.5 million, or 8.3 percent of net sales, in the six months ended March 31, 2017. This compares with $78.5 million, or 10.7 percent of net sales, in the same period last year. The decline in operating margin primarily reflects lower gross margins and an increase in SG&A as a percentage of net sales.
Net income in first six months of fiscal 2017 was $30.5 million, or $0.31 per diluted share, compared with $44.1 million, or $0.45 per diluted share, in the same period last year. Adjusted net income(1) was $39.6 million, or $0.40 per diluted share, compared with $52.2 million, or $0.53 per diluted share, in the same period last year.
Adjusted EBITDA(1) in the six months ended March 31, 2017 was $73.3 million, or 10.4 percent of net sales, compared with $96.4 million, or 13.1 percent of net sales, in the same period last year.
Net cash used in operating activities was $33.8 million in the six months ended March 31, 2017, compared with net cash provided by operating activities of $14.8 million in the same period last year. The change in operating cash flow primarily reflects an increase in inventory to support new business. Free cash flow(1) usage was $38.0 million in the first six months of fiscal 2017, compared with free cash flow(1) provided of $7.6 million in the same period last year.
Conference Call Information

Wesco Aircraft will hold a conference call to discuss its fiscal 2017 second quarter results at 2:00 p.m. PDT (5:00 p.m. EDT) today, May 9, 2017. The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and entering passcode 44780493.
The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).
Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 44780493. The telephonic replay will be available until May 16, 2017 at 11:59 p.m. EDT.
About Wesco Aircraft
Wesco Aircraft is the world’s leading distributor and provider of comprehensive supply chain management services to the global aerospace industry, based on annual sales. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including C-class hardware, chemical and electrical and comprised of more than 565,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.
Footnotes
(1) Non-GAAP financial measure - see Exhibits for reconciliations of GAAP to non-GAAP results.
Non-GAAP Financial Information
Adjusted EBITDA represents net income (loss) before: (i) income tax provision (benefit), (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.
Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.
Adjusted net income represents net income (loss) before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.

Adjusted basic earnings per share represent basic earnings per share calculated using adjusted net income as opposed to net income.
Adjusted diluted earnings per share represent diluted earnings per share calculated using adjusted net income as opposed to net income.
Constant-currency sales represent net sales for the fiscal 2017 second quarter and year-to-date period translated at the corresponding fiscal 2016 periodical average exchange rates. Constant-currency sales excluding large commercial contract represent net sales for the fiscal 2017 second quarter and year-to-date period translated at the corresponding fiscal 2016 periodical average exchange rates, further adjusted to remove sales in the fiscal 2016 second quarter and year-to-date period related to a commercial hardware contract that ended on March 31, 2015.
Free cash flow represents net cash (used in) provided by operating activities less purchases of property and equipment.
Wesco Aircraft utilizes and discusses adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, constant-currency sales, constant-currency sales excluding large commercial contract and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believes these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, constant-currency sales, constant-currency sales excluding large commercial contract and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See Exhibits 4, 5 and 6 for reconciliations of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, constant-currency sales, constant-currency sales excluding large commercial contract and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements
This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “believe,” “can,” “continue,” “deliver,” “grow,” “long term,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers, or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; the company’s ability to effectively manage its inventory; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill) and legal proceedings; the company’s dependence on third-party package delivery companies; fuel price risks; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q,

Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Exhibits:

Exhibit 1:	Consolidated Statements of Income (Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)
Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)
Exhibit 4:	Non-GAAP Financial Information (Unaudited)
Exhibit 5:	Non-GAAP Financial Information – Constant-Currency Sales and Constant-Currency Sales Excluding Large Commercial Contract (Unaudited)
Exhibit 6:	Non-GAAP Financial Information – Free Cash Flow (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Income (UNAUDITED)
(In thousands, except share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net sales	$364,599	$376,742	$703,970	$736,585
Cost of sales	269,844	274,405	519,758	537,619
Gross profit	94,755	102,337	184,212	198,966
Selling, general and administrative expenses	62,557	60,966	125,758	120,511
Income from operations	32,198	41,371	58,454	78,455
Interest expense, net	(8,842)	(9,114)	(19,915)	(18,111)
Other (expense) income, net	(255)	402	33	1,303
Income before income taxes	23,101	32,659	38,572	61,647
Provision for income taxes	(5,659)	(9,167)	(8,023)	(17,546)
Net income	$17,442	$23,492	$30,549	$44,101

Net income per share:
Basic	$0.18	$0.24	$0.31	$0.45
Diluted	$0.18	$0.24	$0.31	$0.45
Weighted average shares outstanding:
Basic	98,709,557	97,390,636	98,512,601	97,303,808
Diluted	99,017,986	98,075,389	98,900,437	97,999,018

Exhibit 2

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (UNAUDITED)
(In thousands)

	March 31, 2017	September 30, 2016
Assets
Cash and cash equivalents	$53,970	$77,061
Accounts receivable, net	266,742	249,195
Inventories	774,418	713,470
Prepaid expenses and other current assets	13,526	10,203
Income taxes receivable	7,624	1,460
Total current assets	1,116,280	1,051,389
Long-term assets	884,122	897,189
Total assets	$2,000,402	$1,948,578

Liabilities and Stockholders’ Equity
Accounts payable	$181,219	$181,700
Accrued expenses and other current liabilities	27,475	26,424
Income taxes payable	10,447	6,782
Capital lease obligations, current portion	2,848	1,471
Short-term borrowings and current portion of long-term debt	58,000	—
Total current liabilities	279,989	216,377
Capital lease obligations, less current portion	1,798	1,710
Long-term debt, less current portion	797,326	834,279
Deferred tax liabilities	478	4,092
Other liabilities	4,777	9,205
Total liabilities	1,084,368	1,065,663
Total stockholders’ equity	916,034	882,915
Total liabilities and stockholders’ equity	$2,000,402	$1,948,578

Exhibit 3
 Wesco Aircraft Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (UNAUDITED)
(In thousands)

	Six Months Ended March 31,
	2017	2016
Cash flows from operating activities
Net income	$30,549	$44,101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,472	14,053
Deferred financing costs	4,123	1,753
Bad debt and sales return reserve	(357)	771
Stock-based compensation expense	5,287	4,286
Deferred income taxes	562	2,150
Other non-cash items	11	(3,072)
Changes in assets and liabilities:
Accounts receivable	(19,601)	(22,859)
Inventories	(62,723)	(15,521)
Other current and long-term assets	(8,813)	(8,977)
Accounts payable	(780)	10,064
Other current and long-term liabilities	4,507	(11,923)
Net cash (used in) provided by operating activities	(33,763)	14,826
Cash flows from investing activities
Purchase of property and equipment	(4,209)	(7,233)
Proceed from sales of assets	—	2,000
Net cash used in investing activities	(4,209)	(5,233)
Cash flows from financing activities
Proceeds from short-term borrowings	50,000	—
Repayment of short-term borrowings	(12,000)	—
Repayment of long-term debt	(11,344)	(30,000)
Financing fees	(12,739)	(2,076)
Repayment of capital lease obligations	(676)	(641)
Excess tax benefit related to stock-based incentive plans	—	796
Proceeds from issuance of common stock	2,965	3,478
Net cash provided by (used in) financing activities	16,206	(28,443)
Effect of foreign currency exchange rate on cash and cash equivalents	(1,325)	(978)
Net decrease in cash and cash equivalents	(23,091)	(19,828)
Cash and cash equivalents, beginning of period	77,061	82,866
Cash and cash equivalents, end of period	$53,970	$63,038

Exhibit 4

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information (UNAUDITED)
(In thousands, except share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net Sales	$364,599	$376,742	$703,970	$736,585

EBITDA & Adjusted EBITDA
Net income	$17,442	$23,492	$30,549	$44,101
Provision for income taxes	5,659	9,167	8,023	17,546
Interest expense, net	8,842	9,114	19,915	18,111
Depreciation and amortization	6,743	7,055	13,472	14,053
EBITDA	38,686	48,828	71,959	93,811
Unusual or non-recurring items (1)	294	1,938	1,309	2,567
Adjusted EBITDA	$38,980	$50,766	$73,268	$96,378
Adjusted EBITDA margin	10.7%	13.5%	10.4%	13.1%

Adjusted Net Income
Net income	$17,442	$23,492	$30,549	$44,101
Amortization of intangible assets	3,719	3,955	7,440	7,919
Amortization of deferred financing costs	921	925	4,123	1,753
Unusual or non-recurring items (1)	294	1,938	1,309	2,567
Adjustments for tax effect	(1,316)	(2,267)	(3,863)	(4,123)
Adjusted net income	$21,060	$28,043	$39,558	$52,217

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	98,709,557	97,390,636	98,512,601	97,303,808
Adjusted net income per basic share	$0.21	$0.29	$0.40	$0.54

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	99,017,986	98,075,389	98,900,437	97,999,018
Adjusted net income per diluted share	$0.21	$0.29	$0.40	$0.53

(1)
Unusual and non-recurring items in the second quarter of fiscal 2017 consisted of business realignment and other expenses of $0.3 million. Unusual and non-recurring items in the second quarter of fiscal 2016 consisted of integration and other related expenses of $0.6 million, as well as business realignment and other expenses of $1.3 million.

Unusual and non-recurring items in the year-to-date period of fiscal 2017 consisted of business realignment and other expenses of $1.3 million. Unusual and non-recurring items in the year-to-date period of fiscal 2016 consisted of integration and other related expenses of $1.1 million, as well as business realignment and other expenses of $1.5 million.

Exhibit 5

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information – Constant-Currency Sales and
Constant-Currency Sales Excluding Large Commercial Contract (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,		Increase (Decrease)	Percent Change
	2017	2016

Net sales	$364,599	$376,742	$(12,143)	(3.2)%
Currency translation impact	9,367	—	9,367
Constant-currency sales	373,966	376,742	(2,776)	(0.7)%
Large commercial contract (2)	—	(9,782)	9,782
Constant-currency sales excluding large commercial contract	$373,966	$366,960	$7,006	1.9%

	Six Months Ended March 31,		Increase (Decrease)	Percent Change
	2017	2016
Net sales	$703,970	$736,585	$(32,615)	(4.4)%
Currency translation impact	22,973	—	22,973
Constant-currency sales	726,943	736,585	(9,642)	(1.3)%
Large commercial contract (2)	—	(9,782)	9,782
Constant-currency sales excluding large commercial contract	$726,943	$726,803	$140	—%

(2) In the second quarter and year-to-date periods of fiscal 2016, the company sold $9,782 of commercial hardware under a contract that ended on March 31, 2015, as previously disclosed.

Exhibit 6

 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information – Free Cash Flow (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,		Increase (Decrease)	Percent Change
	2017	2016
Free Cash Flow
Net cash (used in) provided by operating activities	$(5,677)	$4,162	$(9,839)	NM (3)
Purchase of property and equipment	(2,893)	(6,071)	3,178	(52.3)%
Free cash flow	$(8,570)	$(1,909)	$(6,661)	348.9%

	Six Months Ended March 31,		Increase (Decrease)	Percent Change
	2017	2016
Free Cash Flow
Net cash (used in) provided by operating activities	$(33,763)	$14,826	$(48,589)	NM (3)
Purchase of property and equipment	(4,209)	(7,233)	3,024	(41.8)%
Free cash flow	$(37,972)	$7,593	$(45,565)	NM (3)

(3) "NM" stands for not meaningful.